UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

SEAGATE TECHNOLOGY PUBLIC LIMITED

COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-31560	98-0648577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38/39 Fitzwilliam Square Dublin 2, Ireland	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  The Board of Directors (the “Board”) of the of Seagate Technology plc (“Seagate”) and the Compensation Committee (the “Compensation Committee”) of the Board have approved the total compensation package for Stephen Luczo, our Chairman, President and Chief Executive Officer (the “CEO”), for the 2013 fiscal year. The approved compensation package is as follows:

Base Salary

The annual base salary has been increased by 2.5%, from $1,024,026 to $1,050,000.

Annual Bonus Opportunity

The target bonus opportunity equal to 150% of base salary will remain unchanged. The bonus will be payable under the terms of the Executive Bonus Plan previously approved by the Board and the Compensation Committee.

Long-Term Equity Incentive Awards

The long-term equity incentive awards, which were granted on August 1, 2012, consist of time-vesting and performance-vesting options, as well as three different types of performance-vesting restricted share unit awards.  The total long-term equity incentive award package was designed to further increase the percentage of our CEO’s total compensation that is based solely on the attainment of pre-determined performance objectives which closely align the interests of our CEO with those of our shareholders. In prior fiscal years, the long-term equity incentive awards granted to our CEO generally consisted of the following types of awards:

(i)                                     time-vesting options (“Time Options”);

(ii)                                  performance-vesting restricted share units which generally vest over four years, contingent upon continued service and the attainment of a specified earnings per share target (“Threshold PSUs”); and

(iii)                               performance-vesting restricted share units which cliff vest after three years, contingent upon continued service and the attainment of a targeted average annual return on invested capital over the three-year performance period, as modified by Seagate’s relative total shareholder return percentile compared with a selected peer group (“ROIC PSUs”).

For fiscal year 2013, the Board and the Compensation Committee determined to grant to our CEO two new types of performance-vesting long-term equity awards, in addition to the long-term equity awards listed above, as follows:

(iv)                              performance-vesting options which cliff vest after three years, contingent upon continued service and the attainment of a minimum 40% total shareholder return (“TSR”), inclusive of dividends and share price appreciation, over a three-year performance period, which TSR must be sustained for a minimum of 30 consecutive trading days (the “TSR Options”); and

(v)                                 performance-vesting restricted share units which cliff vest after three years, contingent upon continued service and the attainment of a minimum 40% TSR over a three-year performance period, which TSR must be sustained for a minimum of 30 consecutive trading days (the “TSR PSUs”).

The following table sets forth the number of shares subject to each type of equity award which were granted to our CEO in respect of the 2013 fiscal year, as well as the expiration of the applicable vesting and/or performance period:

Type of Equity Award	Number of Shares Subject to Award	Expiration of Vesting/ Performance Period
Time Options	191,860	2016
Threshold PSUs	86,340	2016
ROIC PSUs	287,790	2015
TSR Options	206,300	2015
TSR PSUs	112,130	2015

The equity values that will ultimately be realized by our CEO following the end of the three-year performance period in 2015 for the majority of the performance-based equity awards will be heavily dependent upon Seagate’s financial performance and upon the attainment of a positive total shareholder return for our shareholders. The Board and Compensation Committee believe that granting equity awards with long vesting periods that are primarily tied to company and share price performance create a substantial retention incentive for our CEO and encourage continued focus on Seagate’s long-term business objectives and long-term share price performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

Date: August 2, 2012	By:	/s/ Kenneth M. Massaroni

	Name:	Kenneth M. Massaroni
	Title:	Executive Vice President, General Counsel and Chief Administrative Officer